Exhibit 99.1

Caribou Biosciences Reports First Quarter 2026 Financial Results and Provides Business Update

-- Achieved alignment with FDA on pivotal ANTLER-3 trial design for vispa-cel in 2L LBCL --

-- Longer follow up on vispa-cel phase 1 clinical data expected at medical conference in 2026 --

-- CaMMouflage phase 1 trial evaluating CB-011 continues to enroll r/r MM patients, dose escalation and expansion clinical data updates expected in 2026 --

BERKELEY, Calif., May 7, 2026 (GLOBE NEWSWIRE) -- Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today reported financial results for the first quarter of 2026 and provided a business update.

“We are pleased to have aligned with the FDA on the pivotal ANTLER-3 trial design for vispa-cel,” said Rachel Haurwitz, PhD, president and CEO of Caribou. “Vispa-cel continues to demonstrate a differentiated profile as an off-the-shelf CAR-T cell therapy with a well-tolerated safety profile and robust response rates resulting in long-term durable outcomes in high-risk patients. Our pivotal trial will compare vispa-cel to standard-of-care regimens that lack curative intent yet are often the only options available to the 75% of second-line large B cell lymphoma patients who do not receive autologous CAR-T cell therapy. We look forward to reporting longer follow up on the phase 1 data for vispa-cel at an upcoming medical conference this year as well as sharing longer follow up on dose escalation and initial dose expansion data for CB-011 in patients with relapsed or refractory multiple myeloma in 2026.”

Clinical highlights
Vispacabtagene regedleucel (vispa-cel; formerly CB-010), a clinical-stage allogeneic anti-CD19 CAR-T cell therapy for patients with relapsed or refractory B cell non-Hodgkin lymphoma
•Caribou reached alignment with the U.S. Food and Drug Administration (FDA) regarding the vispa-cel pivotal trial design following interactions to date with the agency enabled by the Regenerative Medicine Advanced Therapy (RMAT) designation for vispa-cel.
•ANTLER-3 is expected to be a randomized, controlled pivotal phase 3 clinical trial enrolling approximately 250 CD19-naïve second-line (2L) large B cell lymphoma (LBCL) patients who are not eligible for transplant and not candidates or not eligible for autologous CAR-T cell therapy based on access challenges or medical criteria, including the need for urgent therapy.
◦Patients in the investigational arm will receive a single dose of 80x106 vispa-cel CAR-T cells following lymphodepletion.
◦Patients in the comparator arm will be treated with an investigator’s choice of standard-of-care regimen, such as: polatuzumab vedotin (Pola), bendamustine, rituximab (R) (Pola-BR); R, gemcitabine, and oxaliplatin (R-GemOx); Pola-R-GemOx (Pola-RGO); or tafasitamab and lenalidomide. Crossover to the vispa-cel arm is permitted after progressive disease.
◦The primary endpoint is progression-free survival (PFS).
◦Clinical trial sites will include both academic and sophisticated community centers in the United States and globally.

•Clinical data disclosed in November 2025 and in a poster presented at the 2026 Tandem Meetings highlight vispa-cel’s potential — as an immediately available, off-the-shelf CAR-T cell therapy manufactured at scale — to help meet the needs of the 75% of 2L LBCL patients who do not receive autologous CAR-T cell therapy.
•Longer follow up ANTLER phase 1 clinical trial data will be presented at a medical conference in 2026.

CB-011, a clinical-stage allogeneic anti-BCMA CAR-T cell therapy for patients with relapsed or refractory multiple myeloma (r/r MM)
•On March 31, 2026, Caribou announced the FDA granted RMAT designation to CB-011 for r/r MM.
•RMAT was granted based on promising initial clinical data, including previously disclosed data on the 12-patient, BCMA-naïve r/r MM patient cohort treated at the recommended dose for expansion: 92% overall response rate, 75% complete response (CR) or stringent CR rate, and 91% minimal residual disease negativity. These data highlight CB-011’s potential as the best-in-class allogeneic CAR-T cell therapy for patients with r/r MM.
•Caribou is enrolling BCMA-naïve and prior BCMA therapy-exposed r/r MM patients in the dose expansion portion of the CaMMouflage trial and expects to report longer follow up on dose escalation data and initial dose expansion data in 2026.

Upcoming events
•BofA Securities 2026 Health Care Conference, Las Vegas, NV
May 13, 2026, fireside chat at 8:40 am PT
Webcast
First quarter 2026 financial results
Licensing and other third-party revenue: Revenue from licensing and other third-party agreements was $2.4 million for the three months ended March 31, 2026, unchanged from the same period in 2025.

R&D expenses: Research and development expenses were $20.6 million for the three months ended March 31, 2026, compared to $35.5 million for the same period in 2025. The decrease was primarily related to decreased external contract manufacturing organization and contract research organization activities, expenses related to the reduction in workforce and strategic pipeline prioritization announced in April 2025, facilities and allocated expenses, and expenses related to licenses, sublicensing revenue, and milestones.

G&A expenses: General and administrative expenses were $8.1 million for the three months ended March 31, 2026, compared to $9.7 million for the same period in 2025. The decrease was primarily due to personnel-related expenses related to the reduction in workforce and strategic pipeline prioritization announced in April 2025 and lower legal expenses.

Cash, cash equivalents, and marketable securities: Caribou had $118.6 million in cash, cash equivalents, and marketable securities as of March 31, 2026, compared to $142.8 million as of December 31, 2025. Caribou expects its cash, cash equivalents, and marketable securities will be sufficient to fund its current operating plan, including dose expansion for CB-011 and certain start-up activities for its planned vispa-cel pivotal trial, into 2H 2027. The Company is exploring multiple options to fully fund its planned vispa-cel pivotal trial.

About vispacabtagene regedleucel
Vispacabtagene regedleucel (vispa-cel; formerly known as CB-010) is an allogeneic anti-CD19 CAR-T cell therapy evaluated in patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL). To Caribou’s knowledge, vispa-cel is the first allogeneic CAR-T cell therapy in the clinic with a PD-1 knockout, a genome-editing strategy designed to enhance CAR-T cell activity by limiting premature CAR-T cell exhaustion. The FDA granted vispa-cel Regenerative Medicine Advanced Therapy (RMAT), Fast Track, and Orphan Drug designations for B-NHL.

About the ANTLER phase 1 clinical trial
The ANTLER phase 1 clinical trial evaluated vispa-cel in adult patients with r/r B-NHL in a multicenter, open-label trial. As of a September 2, 2025, data cutoff date, 84 patients were treated in the trial. Using a 3+3 enrollment strategy, safety and efficacy were assessed in 16 patients in dose escalation who received a single dose of 40x106, 80x106, and 120x106 CAR-T cell CAR-T cells preceded by a lymphodepletion (LD) regimen of cyclophosphamide at 60 mg/kg/day for 2 days followed by fludarabine at 25 mg/m2/day for 5 days. Eighty million (80x106) CAR-T cells was selected as the recommended phase 2 dose (RP2D). Sixty-three second-line large B cell lymphoma (2L LBCL) patients received a single dose of vispa-cel during dose expansion. Five patients were enrolled in a cohort of third-line or later LBCL patients with prior exposure to CD19-targeted therapy. Additional information on the ANTLER trial (NCT04637763) can be found at www.clinicaltrials.gov.

About CB-011
CB-011 is an allogeneic anti-BCMA CAR-T cell therapy being evaluated in patients with relapsed or refractory multiple myeloma (r/r MM). To Caribou’s knowledge, CB-011 is the first allogeneic CAR-T cell therapy in the clinic that is engineered to enable activity through an immune cloaking strategy with a B2M knockout and insertion of a B2M–HLA-E fusion protein to blunt immune-mediated rejection. The FDA granted CB-011 Regenerative Medicine Advanced Therapy (RMAT), Fast Track, and Orphan Drug designations for r/r MM.

About the CaMMouflage phase 1 clinical trial
The CaMMouflage clinical trial is a multicenter, open-label phase 1 trial evaluating CB-011 in adults with r/r MM who have been treated with three or more prior lines of therapy. Using a 3+3 dose escalation design, safety and efficacy of CB-011 were evaluated in 48 patients at multiple dose levels and two different lymphodepletion (LD) regimens. Thirteen patients were treated with a single dose of CB-011 (50x106 [N=3], 150x106 [N=7], and 450x106 [N=3] CAR-T cells) with an LD regimen of 300 mg/m2 cyclophosphamide and 30 mg/m2 fludarabine daily for 3 days, and 35 patients were treated with a single dose of CB-011 (150x106 [N=6], 300x106 [N=13], 450x106 [N=13], and 800x106 [N=3] CAR-T cells) with an LD regimen of 500 mg/m2 cyclophosphamide and 30 mg/m2 fludarabine daily for 3 days. The dose expansion portion of the trial is evaluating safety and efficacy of CB-011 at 450x106 CAR-T cells with the selected LD of 500 mg/m2 cyclophosphamide and 30 mg/m2 fludarabine daily for three days. Additional information on the CaMMouflage trial (NCT05722418) can be found at www.clinicaltrials.gov.

About Caribou Biosciences, Inc.

Caribou is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. Caribou’s chRDNA genome-editing technology enables superior precision to develop cell therapies that are armored to potentially improve activity against diseases. Caribou is focused on vispacabtagene regedleucel (vispa-cel) and CB-011 as off-the-shelf CAR-T cell therapies that have the potential to provide broad access and rapid treatment for patients with hematologic malignancies. Follow the company @CaribouBio and visit www.cariboubio.com.

Forward-looking statements and important information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “likely,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, but are not limited to, any statements regarding the initiation, timing, progress, strategy, plans, objectives, and expectations (including as to the results) with respect to the company’s CAR-T cell therapy product candidate clinical trials, including the expected trial design of the pivotal phase 3 clinical trial for vispa-cel in 2L LBCL CD19-naïve patients and efforts to secure funding this pivotal trial; the expected release of longer follow up data on ANTLER phase 1 clinical trial data at an upcoming medical conference this year; reporting longer follow-up on dose escalation and initial dose expansion data in 2026 from the company’s ongoing CaMMouflage phase 1 clinical trial for CB-011 in patients with r/r MM; the company’s ability to successfully develop the company’s CAR-T cell therapy product candidates and to obtain and maintain regulatory approval for these product candidates; the likelihood of the company’s clinical trials demonstrating safety and efficacy of the company’s CAR-T cell therapy product candidates; the beneficial characteristics, safety, efficacy, therapeutic effects, and potential advantages of the company’s CAR-T cell therapy product candidates; the expected timing or likelihood of regulatory filings and approval for the company’s CAR-T cell therapy product candidates; and the expected runway of cash, cash equivalents, and marketable securities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in the development of allogeneic CAR-T cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of the company’s current and future clinical trials; the risk that initial, preliminary, or interim clinical trial data will not ultimately be predictive of the safety and efficacy of the company’s CAR-T cell therapy product candidates or that clinical outcomes may differ as patient enrollment continues and as more patient data becomes available; the risk that different conclusions or considerations are reached once additional data have been received and fully evaluated; the ability to obtain key regulatory input and approvals; and risks related to the company’s limited operating history, history of net operating losses, financial position, and the company’s ability to raise additional capital as needed to fund the company’s operations and CAR-T cell therapy product candidate development, including the ability to fully fund the company’s pivotal phase 3 clinical trial for vispa-cel; as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent SEC filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
Cash, cash equivalents, and marketable securities	$118,627	$142,845
Total assets	148,998	175,367
Total liabilities	46,980	53,192
Total stockholders’ equity	102,018	122,175
Total liabilities and stockholders' equity	$148,998	$175,367

Caribou Biosciences, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Licensing and other third-party revenue	$2,397	$2,353
Operating expenses:
Research and development	20,611	35,531
General and administrative	8,066	9,735
Total operating expenses	28,677	45,266
Loss from operations	(26,280)	(42,913)
Other income
Other income, net	1,195	2,922
Total other income	1,195	2,922
Net loss	(25,085)	(39,991)
Other comprehensive loss
Net unrealized loss on available-for-sale marketable securities, net of tax	(126)	(88)
Net comprehensive loss	$(25,211)	$(40,079)
Net loss per share, basic and diluted	$(0.26)	$(0.43)
Weighted-average common shares outstanding, basic and diluted	95,861,716	92,679,493

Caribou Biosciences, Inc. contact:
Peggy Vorwald, PhD
investor.relations@cariboubio.com
media@cariboubio.com